SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2010

Commission File Number: 000-52213

Format, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	33-0963637 (I.R.S. Employer Identification No.)
3553 Camino Mira Costa, Suite E, San Clemente, California (Address of principal executive offices)	92672 (Zip Code)
(949) 481-9203 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2010, the board of directors of Format, Inc. (the “Registrant”) accepted the resignation of Robert Summers as a director of the Registrant and appointed Peter Kristensen as a director of the Registrant.

Mr. Summer’s resignation was not the result of any disagreement with the policies, practices or procedures of the Registrant. The resignation of Mr. Summer is attached hereto as exhibit 17.1.

Peter Kristensen, age 48, is an international consultant to the alternative energy sector, with many years of executive management experience and has served on the Board of Directors of several companies. He has extensive background in corporate reorganization, finance, business development and structuring, as well as technical background in natural resource exploration in the field of geophysics. Mr. Kristensen has held various positions within the securities industry and for his own securities investment firm. He previously held Series 7 and Series 63 licenses. Mr. Kristensen received his Bachelors of Science in Geophysical Engineering in 1985from University of Utah, Salt Lake City, Utah. Mr. Kristensen is not an officer or director of any other reporting company.

The Registrant does not have any compensation arrangement or agreement with Mr. Kristensen. However, Mr. Kristensen may receive compensation form the Registrant at some point in the future, the terms of which will be disclosed when available.  Mr. Kristensen does not own any shares of the Registrant’s common stock.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Description of Exhibit
17.1	Resignation of Robert Summers as a director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Format, Inc.

April 9, 2010	By:	/s/Ryan Neely
Ryan Neely President, Secretary, Treasurer

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